FOR IMMEDIATE RELEASE

Contact Information:

Kentex Petroleum, Inc.
Sarah E. Jenson
President
(801) 278-9424

   Kentex Petroleum, Inc. Announces Agreement to Acquire VidRev Technologies,
                                    Inc.

Salt Lake City, UT,   December 20, 2004.   Kentex Petroleum, Inc. announced
today that it has entered into an agreement to acquire privately-held VidRev Technologies, Inc. through a merger transaction qualifying as a reorganization for tax purposes. VidRev Technologies will be merged with and into Kentex Petroleum and each share of VidRev Technologies common stock outstanding immediately prior to the merger will be exchanged for one share of the surviving company's common stock. The name of the surviving company will be VidRev Technologies, Inc.

"We look forward to completing the merger with Kentex Petroleum," said Errol Gerson, the President and Chief Operating Officer of VidRev Technologies, Inc. "VidRev Technologies is working hard to roll out our VidPhone, VidConference and VidBroadcast products and services. It is our hope that this transaction will provide VidRev Technologies with access to capital markets to grow our business as a public entity."

Immediately prior to the merger, each of the current members of the board of directors and officers of Kentex Petroleum will resign. The directors and officers of VidRev Technologies immediately prior to the merger will be the initial directors and officers of the surviving company. The initial board of directors of the surviving company will be Peter Brown, David Clare, Sy Eisenberg, Errol Gerson, Michael Noshay and Edward J. Rollins.

In addition to customary closing conditions, the closing of the transaction is subject to the Securities and Exchange Commission declaring effective registration statements relating to the registration of the surviving company's common stock to be issued in the merger, the registration of up to 1,000,000 shares of the surviving company's stock for issuance, and the registration of up to 1,000,000 shares of shares of the surviving company's common stock for resale by TTA Technologies Ltd., the controlling shareholder of VidRev Technologies.

About VidRev Technologies, Inc.

VidRev Technologies, Inc. is the exclusive United States licensee and distributor of video compression technology and products licensed by TTA
Technologies Ltd., VidRev Technologies' controlling stockholder.   Visit
www.vdrv.com for more about VidRev Technologies.

About Kentex Petroleum, Inc.

Kentex Petroleum was organized under the laws of the State of Nevada in February, 1983. It has had no material operations for over 10 years. Following the completion of the merger, the operations of VidRev Technologies will become the operations of Kentex Petroleum.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in
the future.   For a discussion of those risks and uncertainties, please see our filings with the Securities and Exchange Commission.